Exhibit 10.4

RENOVIS, INC.

2003 STOCK PLAN, AS AMENDED

DEFERRED STOCK UNIT AWARD GRANT NOTICE AND

DEFERRED STOCK AWARD AGREEMENT

Renovis, Inc., a Delaware corporation, (the “Company”), pursuant to its 2003 Stock Plan, as amended, (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of units of Deferred Stock (“Deferred Stock Units” or “DSUs”) with respect to the number of shares of Stock set forth below (the “Shares”). This Deferred Stock Unit Award is subject to all of the terms and conditions as set forth herein and in the Deferred Stock Unit Award Agreement attached hereto as Exhibit A (the “Deferred Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Deferred Stock Unit Agreement.

Participant:
Grant Date:	, 200
Vesting Commencement Date:
Total Number of DSUs:	shares
Vesting Schedule:	of the Deferred Stock Units shall vest for each calendar month of service after the Vesting Commencement Date, such that all of the Deferred Stock Units are vested on , subject to Participant’s continued employment or service with the Company or its Subsidiaries through the applicable vesting date. Pursuant to the terms of the Deferred Stock Unit Agreement, vesting of the DSUs may be accelerated in the event that following a “Change in Control” (as defined in the Deferred Stock Unit Agreement), Participant’s employment is terminated without “Cause” (as defined in the Deferred Stock Unit Agreement) or there is a “Constructive Termination” (as defined in the Deferred Stock Unit Agreement) of Participant’s employment. In no event shall any Deferred Stock Units vest following Participant’s termination of employment or service with the Company or its Subsidiaries (“Separation from Service”).

By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Deferred Stock Unit Agreement and this Grant Notice. Participant has reviewed the Deferred Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Deferred Stock Unit Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan, this Grant Notice or the Deferred Stock Unit Agreement.

RENOVIS, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO DEFERRED STOCK UNIT AWARD GRANT NOTICE

RENOVIS, INC. DEFERRED STOCK UNIT AWARD AGREEMENT

Pursuant to the Deferred Stock Unit Award Grant Notice (the “Grant Notice”) to which this Deferred Stock Unit Award Agreement (the “Agreement”) is attached, Renovis, Inc., a Delaware corporation (the “Company”) has granted to Participant the right to receive the number of Deferred Stock Units under the 2003 Stock Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

1. Grant of the DSUs. As set forth in the Grant Notice, the Company hereby grants the Participant DSUs in exchange for past and future services to the Company subject to all the terms and conditions in this Agreement, the Grant Notice and the Plan. However, no Shares shall be issued to the Participant until the time set forth in Section 4. Prior to actual payment of any Shares, such DSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Definitions. All capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Plan and the Grant Notice. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Cause” means: (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust Participant with important matters or otherwise work effectively with Participant, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the failure or refusal by Participant to work diligently to perform tasks or achieve goals reasonably requested by the Company, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

(b) “Change in Control” means the consummation of any of the following transactions:

(i) the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

(ii) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value; or

(iii) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities.

(c) “Constructive Termination” means Participant’s resignation within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after Participant’s delivery of written notice thereof:

(i) the delegation to Participant of duties or the reduction of Participant’s duties, either of which substantially reduces the nature, responsibility, or character of Participant’s position immediately prior to such delegation or reduction;

(ii) a material reduction by the Company in Participant’s base salary in effect immediately prior to such reduction;

(iii) a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which Participant was entitled prior to such reduction; or the taking of any action by the Company that would adversely affect Participant’s participation in any plan, program or policy generally applicable to employees of equivalent seniority; and

(iv) the Company’s requiring Participant to relocate Participant’s office to a place more than forty (40) miles from the Company’s present headquarters location (except that required travel on the Company’s business to an extent substantially consistent with Participant’s present business travel obligations shall not be considered a relocation).

(e) “Release” means a general release of all claims against the Company, in a form provided by and reasonably acceptable to the Company.

3. Acceleration of Vesting - Termination Following Change in Control. If Participant’s employment by the Company is terminated by the Company without Cause, or if there is a Constructive Termination, in each case at any time within thirteen (13) months following the occurrence of a Change in Control, and if Participant provides the Company with a signed Release and does not revoke the Release within the applicable revocation period, if any, then effective as of Participant’s date of termination, Participant shall immediately become 100% vested with respect to all unvested DSUs; provided, further, however, that if Participant’s employment is thereafter terminated by the Company’s successor or acquiror without Cause, or if there is a Constructive Termination, in each case at any time within thirteen (13) months following the occurrence of the Change in Control, Participant shall be entitled to the acceleration of vesting described above in this Section 3.

4. Issuance of Stock.

(a) Timing of Distribution. Shares shall be issued to the Participant with respect to vested DSUs as soon as administratively practicable after the earliest to occur of the following: (i) a date specified by the Company that is between January 1 and March 15 of the calendar year following the calendar year of the vesting date, (ii) the Participant’s Separation from Service, (iii) the Participant’s Disability, (iv) the Participant’s death, or (v) a Change in Control.

(b) General. Shares issued pursuant to this Section 4 shall be issued (either in book-entry form or otherwise) to the Participant or the Participant’s beneficiaries, as the case may be. No fractional Shares shall be issued under this Agreement. In the event Participant ceases to be an Employee, consultant to the Company or member of the Board the DSUs shall cease vesting immediately upon such cessation of service and any unvested DSUs awarded by this Agreement shall be forfeited.

5. Taxes. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment to the Company or any of its Subsidiaries any sums required by federal, state or local tax law to be withheld with respect to the issuance of the Deferred Stock Units, the distribution of shares of Stock with respect thereto, or any other taxable event related to the Deferred Stock Units. The Company may permit the Participant to make such payment in one or more of the forms specified below:

(a) by cash or check made payable to the Company;

(b) by the deduction of such amount from other compensation payable to Participant; or

(c) in any combination of the foregoing.

The Company shall not be obligated to deliver any new certificate representing Shares issuable with respect to the Deferred Stock Units to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of Participant resulting from the grant of the Deferred Stock Units, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the Deferred Stock Units.

6. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7. Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (D) the lapse of any such reasonable period of time following the date the DSUs vest as the Company may from time to time establish for reasons of administrative convenience.

8. Award Not Transferable. This grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

9. Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its subsidiaries.

10. Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

11. Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12. Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of the Participant.

13. Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his address shown in the Company records, and to the Company at its principal executive office.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

15. Compliance in Form and Operation. This Agreement and the Deferred Stock Units are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder and shall be interpreted in a manner consistent with that intention.